Exhibit 10.2

TRANSITION AGREEMENT

1. Parties. The parties to this Transition Agreement (the “Agreement”) are Paul Fletcher (“you”), and Presidio, Inc. (the “Company”).

2. Retirement Transition.

A.	Transition Period. Effective as of January 16, 2018, you will cease to hold the position of Chief Financial Officer. Commencing on January 16, 2018 and ending on March 31, 2018 (or such later date as mutually agreed between you and the Company) (the “Transition Period”), you will remain an employee of the Company with the title of Vice President - Finance and provide advisory and other transition services as the Chief Executive Officer of the Company requests. During the Transition Period, the Company will continue to pay your base salary as in effect as of the date hereof and provide you with continued coverage under all employee benefit plans of the Company in which you participate as of the date of this Agreement and you will continue to vest in your outstanding, unvested Options (defined below). During the Transition Period, it is expected that you will provide services in excess of 20% of the average level of your service as an employee of the Company during the 26-month period prior to January 16, 2018, and accordingly you will not have a separation from service during the Transition Period.

B.	Retirement Date. The parties have mutually agreed that you will retire from the Company as of March 31, 2018 (or such later date as mutually agreed between you and the Company) (the “Retirement Date”), and your employment, any role as an officer or any other role with the Company (or with any direct or indirect parent, subsidiary or affiliate of the Company) will terminate effective as of the Retirement Date. All pay and benefits will cease on the Retirement Date. You shall be paid any days of paid time off (PTO) that were accrued and unused as of the Retirement Date at the rate of your current base salary, which payment shall be made in a lump sum in your final regular paycheck. Your current medical and dental benefits will end on the Retirement Date, after which you may elect continuation coverage under the Company’s medical and dental plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), subject to applicable provisions of state and federal law. Except as provided herein, all other benefits will end on the Retirement Date.

C.	Existing Agreements. Your employment agreement with Integrated Solutions LLC, dated as of September 30, 2010 (the “Employment Agreement”), shall remain in effect during the Transition Period. You acknowledge and agree that modifications to the terms and conditions of your employment set forth in this Agreement do not constitute a Fundamental Change (as defined in your Employment Agreement). If you resign your employment for any reason or the Company terminates your employment for Cause under the Employment Agreement, in either case prior to the Retirement Date, this Agreement shall have no force and effect and the payments and benefits (if any) to which you may be entitled will be determined in accordance with the terms of your agreements in effect prior to the date hereof (including without limitation, your Employment Agreement, the Option Agreement between you and the Company dated as of March 11, 2015 (the “Tranche Agreement”) and the Rollover Option Agreement between you and the Company dated as of February 2, 2015 (the “Rollover Agreement”)).

3. Separation Benefits.

A.	Generally. You agree that the Company is providing the separation benefits set forth in Section 3 in exchange for your promises in this Agreement, and that you would not otherwise be entitled to the benefits set forth in Sections 3.B.ii, 3.B.iii, 3.C.ii and 3.C.iii below upon your termination of employment from the Company. Subject to your continued service during the Transition Period, the Company will provide you with the separation benefits set forth in this Section 3 upon your retirement from the Company.

B.	Cash Payments. Subject to your satisfaction of the Separation Requirements (defined below), the Company will:

i.	Treat your retirement as a termination without “Cause” for purposes of Section 3(a)(i) of your Employment Agreement and provide you with the benefits set forth therein at the times specified therein; which for convenience purposes only is copied immediately below and remains subject to the terms and conditions of the Employment Agreement:

“(i) Termination Without Cause. In the event Executive’s employment with the Company is terminated by the Company without Cause (as defined in Section 3(b) below), Executive shall be entitled to receive (i) any Base Salary, unpaid expense reimbursements and accrued benefits under the Plans through the Termination Date, (ii) Executive’s then existing Base Salary for a period of eighteen (18) months following termination of employment to be paid semi-annually in advance with payment of the first installment made within 10 days following termination of employment and future payments on each semi-annual anniversary of termination, (iii) the continuation of company paid medical, dental and disability benefits provided under the Plans for a period of six (6) months in the form of Company paid premiums allocable to such coverage on a monthly basis, with additional monthly cash payments to Executive to the extent the coverage is taxable to Executive in an amount sufficient to cover any taxes on the premiums and such additional cash payments, provided, however, that in the event that under the terms of the Plans the Executive cannot continue to participate during such six-month term, the Company will coordinate in good faith with the Executive to provide through COBRA, acquisition of alternative individual policies or otherwise substantially equivalent coverage for the Executive on a similar cost basis to the Company and (iv) a bonus in an amount equal to one (1) times the Bonus from the prior year, provided however, that such bonus shall be paid pro-rata on a monthly basis during the twelve (12) months following the termination of employment.”

; provided that, in lieu of the benefits described in Section 3(a)(i)(iii) of your Employment Agreement, the Company will pay you an amount in cash equal to $22,100, which amount shall be paid in a lump sum on the first payroll date following the 30th day following the Retirement Date;

ii.	Pay you an amount, in addition to amounts otherwise payable under your Employment Agreement for a termination without “Cause” pursuant to Section 3.B.i above, in cash equal to $83,500, which amount shall be paid in a lump sum on first payroll date following the 30th day following the Retirement Date; and

iii.	Pay you an amount, in addition to amounts otherwise payable under your Employment Agreement pursuant to Section 3.B.i above, in cash equal to (i) the amount of the annual bonus in respect of the fiscal year ending June 30, 2018 (“FY 2018”) that you would have earned based on actual performance as determined by the Compensation Committee of the Company’s Board of Directors following the completion of FY 2018, multiplied by (ii) 0.747, which amount shall be paid at such time as bonuses in respect of FY 2018 are paid to actively employed executives of the Company (without regard to any continued service requirements).

C.	Equity Awards.

i.	Outstanding Options. As of the date hereof, you hold options to purchase shares of the Company’s common stock (the “Options”) as set forth on Annex A, all of which were granted under the Amended and Restated Presidio, Inc. 2015 Long-Term Incentive Plan (the “Plan”), and are subject to the terms and conditions of the Plan and the Tranche Agreement and the Rollover Agreement, as applicable.

ii.	Accelerated Vesting. Subject to your satisfaction of the Separation Requirements, on the 30th day following the Retirement Date, an additional 64,800 of your unvested Tranche A Options (as defined on Annex A) will vest and become fully exercisable.

iii.	Continued Vesting. Subject to your satisfaction of the Separation Requirements, any unvested Tranche B Options (as defined on Annex A) and unvested Tranche C Options (as defined on Annex A) will remain outstanding until the second anniversary of the Retirement Date and will be eligible to vest in accordance with Section 2 of the Tranche Agreement; in all cases, without regard to any continued service requirement.

iv.

Exercisability; Termination. Any of the Options that vest on or following the Retirement Date in accordance with Section 3.C.ii and Section 3.C.iii above shall remain outstanding and exercisable during the period beginning the applicable vesting date and ending on the earlier of (1) the 90th day following the applicable vesting date and (2) the last day of the Option Term (as defined in the Tranche Agreement or the Rollover Agreement, as applicable). If not exercised in accordance with such applicable agreement by the date set forth in this Section 3.C.iv, all Options, whether vested or unvested, shall thereupon terminate and be cancelled without consideration.

4. Separation Requirements. The payments and benefits set forth in Section 3 are subject to and conditioned upon (i) your execution of the release of claims set forth in Annex B within the 21 day period following your Retirement Date and your non-revocation of such release during the seven day period following your execution of such release and (ii) your execution of, and continued compliance with, the Form of Non-Competition, Non-Solicitation and Non-Hire Agreement (the “Non-Competition Agreement”) substantially in the form set forth in Exhibit B to the Securityholders Agreement (as defined below) (the “Separation Requirements”).

5. Compliance with Existing Obligations. You will comply with your existing obligations under the Securityholders Agreement, as amended on March 10, 2017, which you executed as of February 2, 2015 (the “Securityholders Agreement”). You will also comply with your obligations under the Non-Competition Agreement, and you will, in accordance with Section 3(f) of that agreement, sign the Termination Certificate attached as Exhibit B to that Agreement on the Retirement Date. You will also make reasonable, good faith efforts to cooperate with the Company and its subsidiaries and affiliates in any investigation, litigation or regulatory proceeding relating to any matters that were within the scope of your employment, by responding to reasonable requests by the Company and its subsidiaries and affiliates for information and by making yourself available upon the Company’s reasonable request for interviews or testimony. If your cooperation requires you to incur expenses, the Company will reimburse you if you provide appropriate documentation.

6. Return of Company Property and Data. On or prior to the Retirement Date, you will return all Company documents and data, existing in any format, and all other property belonging to the Company or any Company Releasee (defined in Annex B). If you discover additional documents or data of the Company and/or Company Releasee, you will return such documents and/or data promptly to the Company.

7. Non-Disparagement. You will neither (i) do or say anything, directly or indirectly, that knowingly disparages, reflects negatively on, or otherwise detrimentally affects the Company’s services or those of any other Company Releasees; nor (ii) otherwise violate your existing non-disparagement obligations under the Securityholders Agreement.

8. Applicable Law. This Agreement shall be interpreted under federal law if that law governs, and otherwise under the laws of the State of New York, without regard to its choice of law provisions. The parties hereto consent to the exclusive jurisdiction of the Supreme Court of the State of New York, County of New York as the forum and venue of any and all disputes arising hereunder.

9. Entire Agreement. This Agreement is the complete understanding between you and the Company. It replaces any other agreements, representations or promises, written or oral, except that your existing obligations under other agreements continue as stated above under the heading “Compliance with Existing Obligations.”

[Signature Page Follows]

PAUL FLETCHER		PRESIDIO, INC.

Signature	/s/ Paul Fletcher	By:	/s/ Elliot Brecher
Date:	1/16/2018	Title:	Senior Vice President and General Counsel
		Date:	1/16/2018

ANNEX A

The following Options were outstanding as of the date of this Agreement.

	Vested (#)	Unvested (#)		Exercise Price ($)	Expiration Date	Applicable Option Agreement
Tranche A Options	64,800	97,200	*	5.00	3/11/2025	Tranche Agreement
Tranche B Options	—	81,000		5.00	3/11/2025	Tranche Agreement
Tranche C Options	—	81,000		5.00	3/11/2025	Tranche Agreement
Rollover Option	122,440	—		0.76	10/10/2021	Rollover Agreement
Rollover Option	4,706	—		0.76	7/15/2021	Rollover Agreement
Rollover Option	116,646	—		0.76	3/31/2011	Rollover Agreement

*	Provided that you do not resign your employment for any reason, and that the Company does not terminate your employment for Cause, in either event prior to the Retirement Date, 32,400 of your unvested Tranche A Options will vest on March 11, 2018. Furthermore, in accordance with Section 3.C.ii of this Agreement, an additional 64,800 of your unvested Tranche A Options will vest on the 30th day following Retirement Date, which will result in your holding a total of 162,000 vested Tranche A Options as of the 30th day following the Retirement Date.

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ANNEX B

General Release

1.	General Release. Pursuant to this General Release (this “Release”), I hereby release Presidio, Inc. (the “Company”) (and each of its parents, subsidiaries, affiliates, predecessors, successors and any other entity related to it and all of its and their past and present directors, officers, employees, agents and anyone else acting for any of them – all together “Company Releasees”) from all claims of any type to date, known or unknown, suspected or unsuspected, arising out of anything to do with my employment, the end of my employment, or any other matter. This means that, without limitation, I give up all claims for:

A.	any pay/compensation/benefits including bonuses, commissions, equity, expenses, overtime, incentives, insurance, paid/unpaid leave, profit sharing, or separation pay/benefits;

B.	compensatory/emotional/distress damages, punitive or liquidated damages, attorney fees, costs, interest or penalties;

C.	any violation of express or implied employment contracts, covenants, promises or duties, intellectual property or other proprietary rights;

D.	unlawful or tortious conduct such as assault or battery; background check violations; defamation; detrimental reliance; fiduciary breach; fraud; indemnification; intentional or negligent infliction of emotional distress; interference with contractual or other legal rights; invasion of privacy; loss of consortium; misrepresentation; negligence (including negligent hiring, retention, or supervision); personal injury; promissory estoppel; public policy violation; retaliatory discharge; safety violations; posting or records-related violations; wrongful discharge; or other federal, state or local statutory or common law matters;

E.	discrimination based on age (including Age Discrimination in Employment Act or “ADEA” claims), ancestry, benefit entitlement, citizenship, color, concerted activity, disability, ethnicity, gender, genetic information, harassment, immigration status, income source, jury duty, leave rights, marital status, military status, national origin, parental status, political affiliation, protected off-duty conduct, race, religion, retaliation, sexual orientation, union activity, veteran status, whistleblower activity, other legally protected status or activity; or any allegation that payment under this Agreement was affected by any such discrimination; and

F.	any participation in any class or collective action against the Company.

2.	Exclusions.

A.	Notwithstanding the general release of claims in Section 1 hereof, I do not discharge and release the Company and the Company Releasees from any liability for claims arising under or relating out of (i) the payments and benefits to which I am entitled to under Section 3 of my Transition Agreement with the Company dated January 16, 2018, (ii) any rights to indemnification I may have as an officer under the bylaws of the Company, applicable law, or any other agreement between me and the Company or as an insured under any directors’ and officers’ liability insurance policy now or previously in force, or (iii) any claims that, as a matter of applicable law, are not waivable.

B.	Nothing contained in this Release limits the my ability to file a charge or complaint with the Equal Employment Opportunity Commission (the “EEOC”). I retain the right to participate in any such action and to seek any appropriate non-monetary relief. I retain the right to communicate with the EEOC and comparable state or local agencies and such communication can be initiated by me or in response to the government and such right is not limited by any non-disparagement claims. Notwithstanding the foregoing, I agree to waive any right to recover monetary damages in any charge, complaint or lawsuit filed by me or by anyone else on my behalf.

C.	For the avoidance of doubt, the provisions of this Release are not intended to, and shall be interpreted in a manner that does not, limit or restrict me from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934).

3.	Time to Consider and Revoke this Agreement. I am aware of the legal effect of this letter, including the fact that I am releasing all claims I may have against the Company and the other Company Releasees for, among other things, age discrimination, including but not limited to age discrimination claims under the federal ADEA. I acknowledge that I have been given the opportunity to consider this Agreement for twenty-one (21) days from the date it was delivered to me before executing it and that I have been advised to consult with an attorney about its terms. I understand that, for a period of seven (7) days from the date that I execute this Agreement, I may revoke this Release, provided that I give signed written notice of my revocation to the Company as follows: to Elliot Brecher by email at ebrecher@presidio.com, or mail at Presidio, Inc., One Penn Plaza, Suite 2832, New York, NY 10119. This Agreement shall become effective on the first day following the expiration of the seven (7)-day revocation period.

4.	Other Representations. I agree:

A.	Specifically subject to Company’s obligations hereunder and under the Transition Agreement, I have received all pay/compensation/benefits/leave/time off you are due to date, including for overtime or vacation;

B.	I have not suffered any on-the-job injury for which I have not already filed a claim, and the end of my employment is not related to any such injury;

C.	I do not have any pending lawsuits against the Company or any other Company Releasees;

D.	I was advised in writing, by getting a copy of this Agreement, to consult with an attorney before signing below; and

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E.	I am signing this Agreement knowingly and voluntarily intending to be legally bound hereby, I execute the foregoing release, effective as of the date set forth in Section 3 hereof.

Acknowledged and Agreed by:

Paul Fletcher

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